Exhibit 23.B

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S‑8 (Nos. 333-144872, 333-169427, 333-169428, 333-187949, 333-194518, 333-194522, 333-209958, 333-218002 and 333-225308) of Digi International Inc. of our report dated December 13, 2016, except for the change in composition of reportable segments discussed in Note 5 (not presented herein) to the consolidated financial statements appearing under Item 8 of the Company’s 2017 annual report on Form 10-K, as to which the date is November 22, 2017, relating to the financial statements and financial statement schedule, which appears in this Form 10‑K.

/s/ PricewaterhouseCoopers LLP
Minneapolis, Minnesota
November 21, 2018